UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2007

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 13, 2007, Shane M. Bayless, Executive Vice President- Chief Financial Officer and Treasurer of Petrohawk Energy Corporation (“Petrohawk”), announced his resignation effective August 10, 2007. Mark J. Mize, currently Petrohawk’s Vice President, Chief Accounting Officer and Controller, has been appointed Petrohawk’s Executive Vice President- Chief Financial Officer and Treasurer effective upon the date of Mr. Bayless’s departure. Also effective as of the date of Mr. Bayless’s departure, Larry L. Helm, currently Petrohawk’s Executive Vice President- Chief Administrative Officer, will become Petrohawk’s Executive Vice President- Finance and Administration.

Mr. Mize, age 35, has served as Vice President, Chief Accounting Officer and Controller since July 2005. Mr. Mize joined Petrohawk on November 29, 2004 as Controller. Prior to joining Petrohawk, he was Manager of Financial Reporting at Cabot Oil & Gas Corporation from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to December 2002. He is a Certified Public Accountant.

Mr. Helm, age 59, has served as Executive Vice President—Chief Administrative Officer since August 1, 2005. Mr. Helm served as Vice President—Chief Administrative Officer from July 15, 2004 until July 31, 2005. Prior to serving as an executive officer, Mr. Helm served on Petrohawk’s board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Most recently Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

On June 14, 2007, Mr. Bayless net exercised two options to purchase an aggregate of 175,000 shares of Petrohawk common stock. Petrohawk purchased the remaining shares at June 13, 2007’s closing price of $16.16 per share for an aggregate purchase price of $1,414,500.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: June 19, 2007	By:	/s/ SHANE M. BAYLESS
Shane M. Bayless
Executive Vice President-Chief Financial Officer and Treasurer

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